Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) of NitroMed, Inc. pertaining to the Amended and Restated 2003 Stock Incentive Plan, as amended, and 2003 Employee Stock Purchase Plan, as amended, of our reports dated March 4, 2008, with respect to the financial statements of NitroMed, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2007, and the effectiveness of internal control over financial reporting of NitroMed, Inc., filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Boston, Massachusetts
March 4, 2008